Exhibit 10.2

Bremer Financial Corporation

2005 Variable Compensation Plan

Plan Name:	Bremer Executive Long Term Incentive Plan
Plan Number:	ELT001
Effective Date:	January 1, 2005
Prepared By:	Bremer Human Resources
Approvals	______________________________________ Senior Vice President, Human Resources, BFSI
______________________________________ President and Chief Executive Officer, BFC
______________________________________ Board of Directors, BFC

Bremer Financial Corporation

Bremer Executive Long Term Incentive Plan

I. Purpose of Plan

The purpose of the 2005 Bremer Executive Long Term Incentive Plan (“Plan”) is to reward Bremer executives (“Participants”) for contributions to the long-term financial success of Bremer Financial Corporation (“BFC”).

II. Eligibility for Participation

A.

Bremer Executives in grades A through F are eligible to participate in the Plan subject to approval by the BFC Board of Directors. This includes newly hired employees, transferred employees or employees promoted to qualifying positions during the Plan year. Generally actual participation will commence at the beginning of the quarter following their hire, transfer or promotion. Ongoing participation in the Plan is at the discretion of the BFC Board of Directors.

B.	Participation in this plan does not alter eligibility for any other Bremer variable pay plan.

III. Basis of Awards

A.	The Plan Performance Period (“Performance Period”) is three years, running from January 1 of the first year through December 31 of the third year.

B.

The award for all Participants is based on Bremer’s three -year rolling average Return on Equity (“ROE”) compared to the three-year rolling ROE performance of the Federal Financial Institution’s Examination Council (“Peer Group”).

C.

Awards are calculated as a percentage of the Participant’s Base Salary. Base Salary is the annual salary effective on the HR Information System on March 1st of the first year of the Plan Performance Period (“Base Salary”). Award calculations will be completed by Corporate Finance. While actual award amounts will vary based on results, Target and Maximum awards by grade level are as follows:

Executive Grade Level	Target Award*	Maximum Award*

A	80%	120%

B	50%	75%

C	40%	60%

D	35%	53%

E	30%	45%

F	25%	38%

* As a percentage of the Participant’s Base Salary.

D.     Bremer’s percentile ranking within the Peer Group will result in the following awards as a percentage of Target:

Level	Percentile Ranking	Award Level

Threshold	45%tile	50%

Partial	50%tile	75%

Target	55%tile	100%

Maximum	65%tile	150%

When actual performance results are above Threshold and below Maximum, but between established levels, the Award Level will be interpolated based on actual results achieved.

E.	Participant awards are calculated at the conclusion of the Performance Period. Actual individual Participant awards are calculated as follows:

Base	x	Target	x	Award	=	Actual
Salary		Award %		Level		Award

F.

Participants who become eligible during the Performance Period may receive an award pro-rated for the period of active employment in a Plan eligible position with the approval of the BFC Board of Directors.

G.	Any disputes regarding the performance measures and results, or the calculation of actual awards will be resolved at the discretion of the BFC Board of Directors.

H.

The provisions of this Plan are subject to periodic review and possible change during the Plan year, with the approval of the BFC Board of Directors. Generally, any changes affecting the determination of performance results and the calculation of actual awards will become effective at the beginning of the next Performance Period.

I.

Recapitalization, acquisition or divestiture decisions will be made by BFC executive management on the basis of shareholder value, evaluation of risk and strategic considerations. To the extent that such transactions materially affect BFC, affiliate, and/or business unit income and RORE, either positively or negatively, Thresholds and performance Targets will be modified or transactions(s) will be excluded from calculation of the 2005 BFC and/or affiliate business line performance results. The provisions of this Plan are subject to review and possible change during the Plan year. In addition, individual awards payments may be adjusted at the discretion of the BFC Board or Directors to reflect the impact of any event that distorts actual results achieved. Any and all awards are paid at its discretion.

IV. Award Payments

A.

Awards are calculated and paid following the conclusion of the Performance Period. Awards are paid through the established Bremer Payroll process on the first scheduled payroll date following award determination, final approval by the BFC Board of Directors and submission of all awards to Bremer Payroll. The plan number (ELT001) is required on all requests for payments submitted to Bremer Payroll for processing.

B.

Payments will be deposited in the same manner as regular pay. Applicable withholdings will be deducted from the payment. Tax withholdings will be deducted based on applicable supplemental earnings regulations.

C.	Awards may be deferred but cannot be assigned to other individuals.

D.

The BFC Board of Directors will review and approve all award recommendations prior to submission to Bremer Payroll for payment. The BFC Board of Directors may adjust awards at its discretion to reflect the impact of any event that distorts actual results achieved.

E.	Earnings under this Plan are not regular or commission earnings and, therefore, are not eligible under Bremer’s health and welfare or retirement Plans.

F.	Generally, awards are determined and paid according to this Plan document. Any exceptions require the written approval of the BFC Board of Directors.

V. Changes in Employment Status

A.

Under most circumstances, Participants who terminate their employment with Bremer prior to the date of actual payment will receive no award. Participants who receive severance per Bremer’s HR Policy 250 — Severance Pay may be eligible for an award for the Performance Period that ends in the year in which they terminate, pro-rated for their period of actual participation. All other awards are forfeited. Any exceptions require the written approval of the BFC Board of Directors.

B.

In the event a Participant dies; becomes disabled (as defined by Bremer’s Disability Plan provisions); retires (as defined by Bremer’s Retirement Plan provisions); or is on a leave of absence (as defined in Bremer’s policies), he/she may be eligible for an award at the conclusion of the Performance Period prorated based on actual Plan participation.

C.	In the event of death, payment is issued in the name of the deceased and forwarded to the estate.

D.

In the event a Participants transfers within the company or out of an eligible position; or his/her position is eliminated, he/she may be eligible for an award at the conclusion of the Performance Period prorated for the quarters of actual Plan participation.

VI. Ethical Standards

A.

Participants are required to comply at all times with both the letter and spirit of applicable laws and regulations, as well as the Bremer Code of Conduct and to avoid illegal, dishonest, or unethical conduct, or any other actions that might reflect unfavorably on either their own integrity or that of Bremer.

B.

In addition, a Participant shall not pay, offer to pay, assign or give any part of his/her compensation or any other money or gift to any agent, customer, or representative of the customer or any other person as an inducement or reward for assistance in making a sale. Moreover, no rights under this Plan shall be assignable or subject to any pledge or encumbrance of any nature.

C.

If a Participant fails to comply with both the letter and spirit of applicable laws and regulations, the Bremer Code of Conduct or the terms of this Plan document, his/her award may be deferred, reduced, or denied at the discretion of BFC Board of Directors and/or the Chief Executive Officer.

VII. Adoption and Administration

A.

General authority for Plan administration and responsibility for ongoing Plan administration rests with the BFC Board of Directors. The BFC Board of Directors has sole authority for decisions regarding interpretation of the terms of this Plan, including the right to amend the Plan in whole or in part. The Plan is effective commencing January 1, 2003.

B.

No agreements or understandings will modify this Plan unless they are in writing and approved by the BFC Board of Directors. This Plan will be reviewed annually to determine the appropriateness of future continuation.

C.

The BFC Board of Directors reserves the right to amend this Plan, in whole or in part, including termination of such Plan at any time. Such amendments may preclude or alter the amount or timing of any payments or all awards.

D.

Participation in this Plan does not create any contract rights in the Participant, constitute neither a contract of employment nor a contractual agreement of payment, and shall not affect the right of Bremer to discharge, transfer, or change the position of a Participant. The Plan shall not be construed to limit or prevent Bremer from adopting or changing, from time to time, any rules, standards, or procedures affecting a Participant’s employment with Bremer or any Bremer affiliate, including those which affect award payments.

E.

If any provision of this Plan is found to be illegal, invalid or unenforceable under present or future laws, that provision shall be severed from the Plan. If such a provision is severed, this Plan shall be construed and enforced as if the severed provision had never been a part of it and the remaining provisions of the Plan shall remain in full force and effect and shall not be affected by the severed provision or by its severance from this Plan. In place of any severed provision, there shall be added automatically as part of this Plan a provision as similar in terms to the severed provision as may be possible and be legal, valid, and enforceable.